Exhibit 21

As of December 31, 2024

        A table of subsidiaries of Atlanta Braves Holdings, Inc. is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Entity Name	Domicile

Atlanta Braves, Inc.	GA
Atlanta Braves DR, Inc.	Dominican Republic
Atlanta Braves Foundation, Inc.	GA
Atlanta National League Baseball Club, LLC	GA
BDC Block C, LLC	DE
BDC Block H, LLC	DE
BDC Holdco, LLC	DE
BDC Hotel I, LLC	DE
BDC Hotel II, LLC	DE
BDC Hotel III, LLC	DE
BDC Office I, LLC	DE
BDC Office II, LLC	DE
BDC Office III, LLC	DE
BDC Parking I, LLC	DE
BDC Pennant Park Acquisition, LLC	GA
BDC Retail I, LLC	DE
BDC C75, LLC	GA
Block A Condominium Association, Inc.	GA
Block B Condominium Association, Inc.	GA
Block C-2 Condominium Association, Inc.	GA

Block D-2 Condominium Association, Inc.	GA
Braves Baseball Holdco, LLC	DE
Braves Construction Company, LLC	DE
Braves Development Company, LLC	DE
Braves Entertainment Company, LLC	DE
Braves Facility Fund, LLC	DE
Braves Florida Rentco, LLC	DE
Braves Holdings, LLC	DE
Braves Productions, LLC	GA
Braves Stadium Company, LLC	DE
Braves Stadium Parking Company, LLC	DE
BRED Co., LLC	GA
Five Ballpark Center, LLC	DE
The Battery Atlanta Association, Inc.	GA
The Stadium Club, Inc.	GA